AMANA MUTUAL FUNDS TRUST

P.O. Box N

Bellingham WA 98227

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PROXY CORRECTIONS

On June 19th, shareowners in Amana Income Fund and Amana Growth Fund were mailed a proxy statement and cards to cast their votes at the special Shareowner Meeting to be held July 17, 2001. Just after it was mailed, it was noticed that regrettably the proxy statement was not correct in all details, and the Trust is now providing additional information and allowing you the option of changing your voting instructions.

Amana’s Board of Trustees met on May 18, 2001 to consider a draft of the proxy statement mailed to you. The matters to be included and the wording of a proxy statement had been under consideration for months, with drafts circulated to trustees. During the meeting, the Board of Trustees voted on three proposals to be presented to shareowners. The final proxy statement of June 19th erroneously stated that the Board of Trustees "unanimously" recommended that shareowners vote "for" all three proposals, which was not the case.

The first proposal is to elect a slate of trustees. Dr. Osman, who is presently a trustee, was not selected by the nomination committee or Board of Trustees for re-election. The Board has approved the slate of six persons named in the proxy statement for election as trustee, with Dr. Osman dissenting.

The second proposal is to approve the adoption of a Plan of Distribution pursuant to Rule 12b-1. The Board has approved the proposal to recommend to shareowners the Plan of Distribution pursuant to Rule 12b-1 described to shareowners in the proxy statement, with Dr. Osman dissenting and Mr. Kaiser (an interested person of the Distributor) abstaining.

The proxy statement indicated that the Trust had not had a Rule 12b-1 plan. This has been true since December 1989; however, the Trust did have a Rule 12b-1 plan in effect from inception to 1989 for Amana Income Fund. In addition, the proxy statement indicated that Investors National Corporation has acted as the Trust’s distributor since inception. This has been true since 1991; however, the Amana Income Fund self-distributed from 1989 to 1991 and had a different distributor from inception to 1989

The third proposal is to modify the by-laws of the Trust. The Board has approved the proposal, with Dr. Osman dissenting.

The proxy statement in a number of places refers to decisions made by the "trustees" of the Trust. Where those references relate to decisions against which Dr. Bassam voted, it should be clarified that these were decisions of the "Board of Trustees."

The trustees have agreed to adjourn the special shareowners meeting from July 17, 2001 to Monday, August 13, 2001 at 5 PM to permit you to submit a new proxy card if you so desire. New proxy card(s) that permit you to vote the shares in your Amana account(s) are enclosed, along with a stamped return envelope. If you would like to make any change to your earlier proxy, please complete, sign, date, and return the enclosed proxy card(s) in the enclosed postage-paid envelope.

If you have yet to mail your proxy card(s) back, please do so now. To hold the meeting at least half of each Fund’s shares must be present in person or represented by proxy. You may also fax your completed proxy card(s) to 360 / 734-0755. Note that you may revoke a previous proxy by written notice to the Trust before the meeting, by a subsequent valid proxy or by oral request before the vote.

By order of the Board of Trustees,

Brian D. Ingram

Secretary

Bellingham, Washington

July 13, 2001